Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release: August 16, 2004 at 9:00 a.m.

Information Analysis Inc. Reports Second Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (OTCBB: IAIC) reported results for the second quarter ended June 30, 2004. Revenues were $2,157,000 up 82% from the $1,182,000 reported in 2003’s second quarter. The Company reported net income of $59,000, or $0.01 per share, compared to a net loss of $74,000, or ($0.01) per share in 2003’s second quarter. For the six months ended June 30, 2004, IAI had revenue of $4,274,000, up from the $2,103,000 reported for six months ending June 30, 2003. Net income for the first six months of fiscal 2004 was $112,000, or $0.01 per share, versus a net loss of $264,000, or ($0.03) per share, in the comparable 2003 period.

The Company attributes the improvement in the second quarter in comparison to the second quarter of 2003 to increased sales success. “We now have four consecutive quarters of profitability,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “The return to profitability has improved our balance sheet and cash flow.

“The Company is continuing the active pursuit of the conversion and system modernization business in addition to developing business opportunities in the area of Web applications. We have also formed alliances with a number of software product companies where IAI will be the general systems integrator. This will allow the company to work on a greater number of opportunities which should significantly build our pipeline for the second half of the year and forward.

“We still are in merger and acquisition discussions with a number of firms and hope to complete a transaction in the future.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete those contracts. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2003 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Second Quarter Results

August 16, 2004

Information Analysis Incorporated

Condensed Income Statements

	Three months ended June 30,
(in thousands, except per share data; unaudited)	2004	2003
Sales:
Professional fees	$2,069	$1,086
Software sales	88	96

Total sales	2,157	1,182
Cost of goods sold and services provided:
Cost of professional fees	1,661	848
Cost of software sales	72	99

Total cost of sales	1,733	947

Gross margin	424	235
Operating expenses:
Selling, general and administrative	352	302

Operating income (loss)	72	(67)
Other expense	(13)	(7)

Income (loss) before income taxes	59	(74)
Provision for income taxes	—	—

Net income (loss)	$59	$(74)

Net income per share:
Basic:
Net income (loss)	$0.01	$(0.01)

Diluted:
Net income (loss)	$0.01	$(0.01)

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	11,073,148	10,283,515

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Information Analysis Reports Second Quarter Results

August 16, 2004

Information Analysis Incorporated

Condensed Income Statements

	Six months ended June 30,
(in thousands, except per share data; unaudited)	2004	2003
Sales:
Professional fees	$4,060	$1,913
Software sales	214	190

Total sales	4,274	2,103
Cost of goods sold and services provided:
Cost of professional fees	3,322	1,470
Cost of software sales	138	183

Total cost of sales	3,460	1,653

Gross margin	814	450
Operating expenses:
Selling, general and administrative	681	703

Operating income (loss)	133	(253)
Other expense	(21)	(11)

Income (loss) before income taxes	112	(264)
Provision for income taxes	—	—

Net income (loss)	$112	$(264)

Net income per share:
Basic:
Net income (loss)	$0.01	$(0.03)

Diluted:
Net income (loss)	$0.01	$(0.03)

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	11,021,141	10,283,515

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Information Analysis Reports Second Quarter Results

August 16, 2004

Information Analysis Incorporated

Condensed Income Statements

	As of June 30, 2004 (unaudited)	As of December 31, 2003 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$24	$318
Accounts receivable, net	1,510	1,521
Note receivable	85	85
Prepaid expenses	81	116
Capitalized software, net	21	63
Other receivables	12	16

Total current assets	1,733	2,119

Fixed assets, net	28	31

Investments	6	6
Other assets	26	37

Total assets	$1,793	$2,193

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$86	$689
Accounts payable	1,532	1,151
Accrued payroll and related liabilities	269	215
Deferred revenues	73	136
Other accrued liabilities	31	313

Total current liabilities	1,991	2,504
Long-term debt	125	125

Total liabilities	2,116	2,629

Common stock, par value $0.01, 30,000,000 shares authorized; 11,788,126 shares issued, 10,283,515 outstanding at June 30, 2004 and December 31, 2003	118	118
Additional paid in capital	14,122	14,122
Accumulated deficit	(13,703)	(13,816)
Accumulated other comprehensive income	(6)	(6)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	(323)	(436)

Total liabilities and stockholders’ equity	$1,793	$2,193